UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2016 (August 26, 2016)

INVESTORS REAL ESTATE TRUST

(Exact name of Registrant as specified in its charter)

North Dakota	001-35624	45-0311232
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 31st Avenue SW, Suite 60
Post Office Box 1988
Minot, ND 58702-1988

(Address of principal executive offices) (Zip code)

(701) 837-4738

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On August 26, 2016, IRET Properties, a North Dakota Limited Partnership and the operating partnership of Investors Real Estate Trust (“Company”), and various of its subsidiaries (collectively, “IRET”) entered into six separate Agreements for Sale and Purchase of Property (collectively, the “Agreements”) with Edgewood Properties Management LLC, Edgewood Properties, LLP and various of its affiliates and subsidiaries (collectively, “Buyer”). Under these Agreements, IRET will sell 26 senior housing properties and one multifamily property located in MN, MT, NE, ND, SD and WY (collectively, “Properties”), “as is” and “where is” to the Buyer for approximately $236.0 million in cash (collectively, “Sales”), as described below in more detail:

•                  Agreement between IRET Properties and its subsidiary LSREF Golden Property 14 (WY), LLC, collectively as the seller, and LSREF Golden OPS 14 (WY) LLC, Edgewood Properties Management LLC and Edgewood Properties, LLLP, collectively as the buyer, to sell 5 senior housing properties for $53 million.

•                  Agreement between IRET Properties, as the seller, and Edgewoodvista Senior Living, Inc., Edgewood Properties Management LLC and Edgewood Properties, LLLP, collectively as the buyer, to sell 2 senior housing properties for approximately $36.8 million.

•                  Agreement between IRET Properties, as the seller, and Edgewoodvista Senior Living, Inc., Edgewood Properties Management LLC and Edgewood Properties, LLLP, collectively as the buyer, to sell 4 senior housing properties for approximately $32.3 million.

•                  Agreement between IRET Properties and its subsidiary EVI Grand Cities, LLC, collectively as the seller, and Edgewoodvista Senior Living, Inc., Edgewood Properties Management LLC and Edgewood Properties, LLLP, collectively as the buyer, to sell 5 senior housing properties for approximately $71 million.

•                  Agreement between IRET Properties and its subsidiaries EVI Billings, LLC, EVI Sioux Falls, LLC and IRET-Minot EV, LLC, collectively as the seller, and Edgewoodvista Senior Living, Inc., Edgewood Properties Management LLC and Edgewood Properties, LLLP, collectively as the buyer, to sell 9 senior housing properties for approximately $28.8 million.

•                  Agreement between IRET Properties and its subsidiary IRET-SH 1, LLC, collectively as the seller, and Edgewoodvista Senior Living, Inc., Edgewood Properties Management LLC and Edgewood Properties, LLLP, collectively as the buyer, to sell one senior housing property and one multifamily property for $14 million (“Sartell Property”).

Under the Agreements, each Sale is contingent on the closing of all the Sales. If the Buyer resells any of the Properties within 12 months of the closing date of the Sales, the Buyer will pay IRET an additional amount equal to 5% of the purchase price allocated to such Properties resold.

The Sales are subject to various closing conditions and contingencies, including the Buyer obtaining the necessary approvals to own the Properties and the financing to purchase the Properties. It is anticipated that the Sales will close in January 2017, but no later than by April 28, 2017.

The Buyer can terminate these Agreements and receive a return of its earnest money under several situations, including any of IRET’s representations and warranties in the Agreements become inaccurate (which have not been cured), Buyer’s discovery of unacceptable conditions with the title commitments or property surveys (which have not been cured or removed), Property is damaged or destroyed before closing in an amount exceeding $2.5 million (or $1 million for the Sartell Property), or Buyer’s dissatisfaction with the Property for any reason if Buyer terminates on or before the 60-day inspection period ends (“Inspection Deadline”). IRET can terminate these Agreements under several situations, including IRET receives a superior bona fide offer prior to the Inspection Deadline, upon IRET’s return of the earnest money and payment of a breakage fee, or the Buyer fails to close on the Sales by April 28, 2017 even though the conditions precedent have been satisfied or waived, whereby IRET will retain the earnest money as liquidation damages.

Currently, IRET is leasing the Properties, except the Sartell Property, to affiliates of the Buyer. In addition, pursuant to the terms of commercial leases between IRET and affiliates of the Buyer, on May 2, 2016, such affiliates exercised their options to purchase 8 other senior housing properties for a sales price of approximately $43.5 million. The Properties under the Agreements and the additional properties under the options comprise IRET’s total senior housing portfolio.

Item 7.01.                                        Regulation FD Disclosure.

On August 31, 2016, the Company issued a press release announcing the Sales of senior housing, as described above, which is attached hereto as Exhibit 99.1.

The information set forth in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01                                           Financial Statements and Exhibits

(d)         Exhibits

Exhibit
Number	Description

99.1	Press Release dated August 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS REAL ESTATE TRUST

Date: August 31, 2016	By:	/s/ Timothy P. Mihalick
Timothy P. Mihalick
Chief Executive Officer